Consulting Service Agreement

China United Insurance Service, Inc., a CUIS with limited liability incorporated under the laws of Delaware (“CUIS”); and

FU-CHANG LI, No 3 F/4 No. 19 Ln. 199 Sec. 3 Bade Rd., Songshang Dist., Taipei City, TW (hereinafter referred to as “Supplier”).

Whereas, CUIS intends to obtain from Supplier and Supplier agrees to provide CUIS services as described below during the term of this Agreement. The parties hereby agree the terms and conditions of this Agreement as follows:

1.	Term

The Agreement shall be effective on the date of November 1st, 2013 hereof and shall continue thereafter for 12 months. This Agreement may be renewed by both parties at the end of this Agreement by signing new agreement hereinafter.

2.	Payment

CUIS agrees to pay Supplier the service fees at NT 150,000 monthly (total NT 1,800,000) based on the services provided by Supplier pursuant to this Agreement. The payment of 50% of annual service fees (NT 1,800,000) shall be made by CUIS within one month of the effective date of this Agreement, and the other 50% shall be made within first week of the seventh month of the term of this Agreement. The parties hereto agree that, the undisputed payment of service fees hereunder shall be made by CUIS to the bank account owned by Supplier as below.

Bank Account Number and Information
BANK: ACCOUNT NAME: ACCOUNT NUMBER:

3.	Services

The Supplier shall provide the following services:

3.1	Business plan requested by CUIS.

3.2	Assessment of potential investors, including but not limited to valuation, credit assessment and eligibility assessment.

3.3	Assist CUIS to negotiate with potential investors about transactional framework, as well as specific transactional conditions and seek to promote cooperation between CUIS and potential investors to reach an agreement.

3.4	Assist CUIS and investors to reach a formal investment contract and related legal documents prerequisite listed.

3.5	Assist CUIS specifically promoted the work of any project (including, but not limited to, the execution of a letter of intent, a formal agreement and other relevant legal documents) until CUIS and/or a third party designated by CUIS with the potential investors to complete the transaction.

4.	Warranties and Confidentiality

4.1	The Supplier shall obey CUIS’s instructions with attentions as a bona fides administrator, honesty and diligence, to execute and process all affairs.

4.2	The Supplier shall report the status of the transaction to CUIS and release relevant operation reports and future plans of operations at the meetings held by CUIS annually.

4.3	The Supplier agrees not to disclose to any third party any information it receives from CUIS identified orally or in writing as a trade secret or confidential or proprietary information of CUIS (hereinafter referred to as “Confidential Information”) and other obligations as below:

4.3.1	The Supplier shall not reproduce copy, photograph or otherwise retain all or part of the Confidential Information.

4.3.2	The Supplier hereto shall not use, employ or disclose any Confidential Information received to any third party for any reason, whether orally, in writing, by demonstration or otherwise.

4.3.3	The Supplier shall not use the Confidential Information for his own or any third party’s benefits.

4.3.4	In the event that CUIS has confidentiality obligation to any confidential information has been obtained or will be obtained from a third party , the Supplier shall bear the obligation of confidentiality and shall strictly observe the above articles.

4.3.5	The Supplier hereto agree that the confidentiality obligations provided in this Article 4.3 hereof shall survive the termination of this Agreement.

4.3.6	If any violations of this article, CUIS may terminate this Agreement and the Supplier shall also be responsible for all administrative, civil and criminal liabilities.

5.	Termination

5.1	CUIS may terminate this Agreement without cause by giving one month written or oral notice to the Supplier and the termination of this Agreement shall become effective accordingly.

5.2	If the Supplier materially breaches any of the terms and conditions of this Agreement, CUIS may terminate this Agreement immediately and the Supplier shall not be compensated by CUIS.

5.3	During the performance of this Agreement, the Supplier intentionally or negligently causes any damage to CUIS, CUIS may terminate this Agreement or take other sanctions and the Supplier shall be held liable to indemnify CUIS against and from all losses arising there from.

6.	Independent Contractor

The parties agree that CUS and Supplier are independent contractors. In no event shall Supplier act as the CUIS’s agent, representative, employee, partner, or distributor, nor shall Supplier have any authority, express or implied, to create any obligation or responsibility on behalf of CUIS.

7.	Governing Law and Jurisdiction

Any matters not specified in this Agreement, the relevant laws and regulations of Republic of China shall be applicable. All disputes arising under or in connection with this Agreement shall be submitted to and settled by the first instance of the District Courts of Taipei, Taiwan, R.O.C.

8.	Amendment

This Agreement can be amended only by written instrument signed by duly authorized representatives of both parties.

9.	Copies

This Agreement is made in two originals; one for each party.

IN WITNESS WHEREOF, the parties below, with full acknowledgement and consents to the foregoing terms and conditions hereof, hereby agree to execute this Agreement by their duly signed.

CUIS

_________________________

China United Insurance Service, Inc.

Name: Mao Yi-Hsiao

Title: President

SUPPLIER

_________________________

Name : FU-CHANG LI

Address: No. 19 Ln. 199 Sec. 3 Bade Rd., Songshang Dist., Taipei City, TW